Exhibit 99.2
October 10, 2011
Dear Janice:
Thank you for your interest in Tecumseh Products Company (“Tecumseh Products”). Following your recent interviews we are pleased to make you the following offer of employment:
1.	Job Title: Chief Financial Officer. This position will report to Jim Connor, our CEO.

2.	Position Status: This is an exempt position.

3.	Salary: $350,000.00 per year, paid semi-monthly.

4.	Sign on Bonus: $20,000.00 paid with October 31, 2011 payroll cycle.

5.	Grade: E

6.	Start Date: October 17, 2011

7.	Vacation: You will be eligible for four weeks (20 days) of vacation.
8.
Tecumseh Incentive Plan: The Company will ensure that for the balance of 2011 should any bonus be awarded you will be treated no less favorably than your peers for the period October — December 2011. You will be eligible for the Company’s incentive plan in 2012 and subsequent years. Our current plan provides for a portion of the incentive to be paid in cash and a portion earned in Phantom shares and paid in cash provided certain financial metrics are attained. For target performance at your level you will have the opportunity to earn 150% of your base pay or higher.

9.	Benefits: Your group insurance will begin the first day of the month following your hire date. Coverage and plans are subject to change at Tecumseh Products’ discretion and approval.

10.
Employment Relationship: Please be advised that your employment with Tecumseh Products is considered “at will,” meaning that either you or Tecumseh Products may terminate your employment and compensation at any time with or without cause or with or without notice.

11.	Employment Policies: Your employment is subject to the personnel policies and practices adopted by Tecumseh Products from time to time.
Please be advised that this offer is contingent on the results of a drug screen and a background check. We must have your drug screening results prior to your start date. Please take the enclosed authorization form to the Concentra Medical Center nearest you, along with photo identification. To find the nearest Concentra location to you please visit (http://www.concentra.com/). Please complete the enclosed authorization for the background check.

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As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, on your first day of work we request that you present us with document(s) which identify you and indicate that you are eligible to work in the United States (e.g., U.S. Passport, Driver’s License, and Permanent Resident Card). For a detailed list of acceptable documents, please refer to the following link on the U.S. Citizenship and Immigration Services website http://www.uscis.gov/files/form/I-9.pdf. You will not be allowed to start working until we verify this employment eligibility. The company is prepared to support your continuing application to either extend your H-1 Visa and/or pursuit of permanent residency (Green Card).
Upon review of this offer please advise me of your decision. Additionally, if you accept, please sign in the designated area below and return one copy, with your original signature, to my attention as soon as possible.
Please feel free to call Becky Chefan (HR Associate) at (734) 585-9440, with any questions you may have. We look forward to having you join the Tecumseh Products team.
Sincerely,
/s/ Roger Jackson
VP, Global Human Resources
Accepted this 17 day of October, 2011

/s/ Janice Stipp

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